Exhibit 10.14

OOMA,INC.

525 Almanor Ave.

Sunnyvale CA 94085

July 3, 2021

Shig Hamamatsu

San Jose, CA

Dear Shig,

Ooma, Inc., a Delaware corporation (the "Company"), is pleased to offer you employment with the Company on the terms described below.

1.Position. You will start in a full-time position as a Vice President and Chief Financial Officer, and you will report to Eric Stang, Ooma's Chairman, President, and Chief Executive Officer.  By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.Compensation and Employee Benefits. You will be paid a starting salary at the rate of $400,000 per year, payable on the Company's regular payroll dates. You will also be eligible annually for a performance bonus of $280,000 (at target) for meeting a set of welldefined objectives based on deliverables and due dates determined by Eric Stang, Ooma's Chairman, President, and CEO. All compensation is subject to applicable taxes and withholdings. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, including the Company's 401k contribution match and employee stock purchase plan, which will be described to you separately.

3.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's enclosed standard Confidential Information and Invention Assignment Agreement.

4.Equity Grant. Subject to approval of the Company's Board of Directors, you will be granted 80,000 restricted stock units, each of which represents one share of the Company's common stock (the "RSUs"). RSU's for new hires will vest only on the 15th of March, June, September and December. The RSUs will vest as to 25% of the RSUs on the first of the quarterly vesting dates to occur after the one-year anniversary of your start date, and then 6.25% vests every three months thereafter during continuous service. The RSUs will be subject to all other terms and conditions set forth in the Company's 2015 Equity Incentive Plan and the Company's standard form of Restricted Stock Unit Award Agreement.

5.Change in Control and Severance Agreement. Subject to approval of the Company's Board of Directors, you will be offered, shortly after joining the Company, an Executive Change in Control and Severance Agreement similar in form and substance to the agreement that was in place for Ooma's previous Chief Financial Officer.

6.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's Chief Executive Officer.

7.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.

8.Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

9.Miscellaneous.

(a)Governing Law.   The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b)Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

(d)Electronic Delivery. The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company's Certificate of Incorporation or Bylaws. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

[signature page follows]

Exhibit 10.14

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon the successful completion of our background check and you providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on Tuesday, July 6, 2021.

Very truly yours,

OOMA, INC.

/s/ Eric Stang
Eric Stang
Chairman, President & Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Shig Hamamatsu
(Signature)
July 5, 2021
(Date)
Anticipated Start Date: September 7, 2021
Attachment A: Confidential Information and Invention Assignment Agreement

Exhibit 10.14

ATTACHMENT A

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

(See Attached)